Exhibit 99.1

Mobiquity Technologies Launches Largest POI Database with 5.5 Million Unique Places of Business and Leisure

NEW YORK, Dec. 04, 2018 (GLOBE NEWSWIRE) -- Mobiquity Technologies (OTCQB:MOBQ), a leader in advertising technology and mobile location data intelligence, announced the release of a new proprietary points of interest (POI) database. The new POI database creates the largest location dataset containing all commercial buildings, entertainment and sporting venues with over 5.5 million precise location polygons representing over 4,000 different retail chains across the United States. Polygons define precise shapes of buildings and physical locations and are significantly more accurate than commonly used “geofencing” radius practices.

Available via the Advangelists Platform and the Mobiquity Passage Platform, the new POI database has solved the issue of inaccurate polygons, noise and incorrect locations common in mobile targeting. With the addition of significantly increased data points and constant monitoring of each location within the new POI database, Mobiquity data subscribers can be confident in the accuracy of their mobile audience segmentation and targeting.

“Confirming the accuracy of the new POI data and keeping it up to date has been a difficult, time-consuming task that we have solved with supervised machine learning algorithms and processes,” said Paul Bauersfeld, CTO Mobiquity Technologies. “Mobiquity is constantly striving to create better context for our advertiser to reach their target audiences, and our latest POI database is leading the industry with a true understanding of commercial properties and places of interest that allow clients unprecedented accuracy in mobile advertising.”

About Mobiquity Technologies (www.mobiquitynetworks.com)

Mobiquity Technologies, Inc. (OTCQB: MOBQ), is a mobile first, next generation, Software-as-a-Service (SaaS) platform for data and advertising. The Company provides precise mobile location data and insights on consumer’s real-world behavior on a single platform that’s easy to use and includes all the necessary features and tools required to run a successful mobile ad campaign. Our goal is to help advertisers deliver the right message to the right person at the right time more efficiently and effectively than ever before.

Information Video:  https://youtu.be/M81eMJ_ymo8

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Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward- looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

For more information email: press@mobiquitynetworks.com